Exhibit 99.1

Ceres Announces Fiscal Second Quarter 2012 Financial Results

•	$65.3 million net IPO proceeds to support expansion of commercial activities and advance pipeline of new hybrids and traits

•	Sweet sorghum harvest begins in Brazil

THOUSAND OAKS, Calif. — April 12, 2012 — Energy crop company Ceres, Inc. (Nasdaq: CERE) today reported financial results for the second quarter ended February 29, 2012 and provided an update on its business in Brazil. This is the first quarterly report since the company completed its initial public offering of common stock on February 27, 2012.

Richard Hamilton, President and Chief Executive Officer, said that Ceres continues to move ahead with the expansion of its sweet sorghum seed business in Brazil – its largest immediate commercial opportunity. “We continue to take a leading role in supporting the mills in Brazil as they evaluate our current products at commercial scale. We have also established the local resources we need to develop and evaluate additional improved hybrids,” said Hamilton.

Hamilton reported that Brazilian ethanol mills began harvesting sweet sorghum produced from Ceres seeds in mid-to-late March. “Our second season of commercial-scale evaluations is underway, and our customers are producing ethanol during a time of year when their mills would have been otherwise idle,” said Hamilton. “This opportunity comes at a time when domestic Brazilian demand for ethanol is increasing and sugarcane supplies appear to be stretched thin.”

BUSINESS HIGHLIGHTS

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On February 27, 2012, Ceres completed its initial public offering, issuing 5,750,000 shares of Common Stock at $13 per share, including 750,000 shares issued pursuant to the full exercise of the underwriters’ option to purchase additional shares, resulting in net proceeds, after deducting net underwriting discounts, commissions and offering expenses, of $65.3 million.

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In Brazil, Ceres received a Certificate of Quality in Biosafety from the National Technical Commission of Biosafety, or CTNBio, the Brazilian government’s commission that regulates biotechnology crop traits. This certification allows Ceres to submit requests to import and evaluate traits developed through biotechnology. The company’s current product offerings in Brazil do not include biotechnology products.

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Ceres and a research collaborator in the U.K. completed the first high-resolution genetic map of a promising energy grass known as miscanthus. This milestone is expected to speed development of economically viable seeded miscanthus varieties. The mapping project in miscanthus also allows Ceres to identify equivalent genes in related crops, such as sweet sorghum and switchgrass.

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During the quarter ended February 29, 2012, Ceres was awarded four U.S. patents related to methods for improving plants, plants and plant parts and compositions of matter for DNA and protein sequences.

FINANCIAL RESULTS

Total revenues for the three months ended February 29, 2012 were $1.3 million compared to $1.6 million in the same period in fiscal year 2011. Product sales increased by $0.1 million as a result of sweet sorghum sales in Brazil during the second quarter of fiscal year 2012. This increase was offset by a $0.4 million decrease in collaborative research and government grants during the same period. Due to the seasonality of seed sales, quarterly seed sales are not indicative of full year results. The sale of seeds in Brazil will typically be higher in the first and second fiscal quarters due to the timing of planting decisions made by customers. The company may experience different seasonality patterns as it expands into new markets in different geographies.

Cost of product sales increased by $0.2 million to $0.5 million in the three months ended February 29, 2012 compared to the three months ended February 28, 2011. The increase in cost of product sales is attributable to an increase in U.S. activities and sweet sorghum seed sales in Brazil.

Research and development expenses increased by $0.6 million to $5.0 million for the three months ended February 29, 2012 compared to the three months ended February 28, 2011. The increase is due primarily to increases in headcount and other resources deployed to support Ceres’ plant breeding activities in Brazil.

Selling, general and administrative expenses increased by $0.6 million to $2.8 million in the three months ended February 29, 2012 compared to the same period in the prior year.

For the quarter ended February 29, 2012, Ceres reported a net loss of $6.8 million or $2.48 per share, compared to a net loss of $5.4 million, or $2.72 per share, in the same period in fiscal year 2011.

For the quarter ended February 29, 2012, Ceres used $0.7 million in cash to fund capital expenditures.

Ceres had cash and cash equivalents of $79.3 million at February 29, 2012.

WEBCAST AND CONFERENCE CALL INFORMATION

Ceres has scheduled a webcast and conference call for 4:30 p.m. EDT (1:30 p.m. PDT) to discuss the second quarter results. To access the webcast of the conference call go to the Investors section of the Ceres website, www.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:

(877) 838-4153

International callers:

+1 (720) 545-0037

An audio replay of the call will be available approximately two hours after the conclusion of the live call, and remain available on the Ceres website for approximately 30 days.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products.

The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding our efforts to develop and commercialize our products, our short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. Factors that could materially affect actual results can be found in the “Risk Factors” section of our final prospectus related to our initial public offering filed pursuant to Rule 424(b) under the Securities Act of 1933 on February 22, 2012. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

CERES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Six months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Revenues:
Product sales	$111	$7	$387	$9
Collaborative research and government grants	1,200	1,607	2,672	3,320

Total revenues	1,311	1,614	3,059	3,329

Cost and operating expenses:
Cost of product sales	487	271	1,249	1,330
Research and development	4,991	4,348	10,267	8,641
Selling, general and administrative	2,813	2,200	5,618	4,339

Total cost and operating expenses	8,291	6,819	17,134	14,310

Loss from operations	(6,980)	(5,205)	(14,075)	(10,981)

Interest expense	(107)	(121)	(218)	(248)
Interest income	2	3	6	34
Other income (expense)	254	(86)	(84)	(85)

Loss before income taxes	(6,831)	(5,409)	(14,371)	(11,280)
Income tax benefit (expense)	—	29	(1)	(1)

Net loss	$(6,831)	$(5,380)	$(14,372)	$(11,281)

Net loss per share:
Basic and diluted	$(2.48)	$(2.72)	$(6.01)	$(5.74)

Shares used in calculation of net loss per share:
Basic and diluted	2,760,016	1,976,345	2,389,543	1,966,892

CERES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 29. 2012	August 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$79,271	$21,911
Prepaid expenses	591	631
Trade receivables	880	1,292
Other current assets	1,477	3,000

Total current assets	82,219	26,834

Property and equipment, net	5,256	6,780
Restricted cash and investment	3,000	3,000
Other assets	117	183

Total assets	$90,592	$36,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,006	$6,972
Current portion of long-term debt	2,997	2,168
Other current liabilities	1,169	955

Total current liabilities	11,172	10,095

Long term debt, net of current portion	2,743	2,013
Convertible notes	—	13,630
Common and preferred stock warrant liabilities	—	17,726
Other non-current liabilities	123	149

Total liabilities	14,038	43,613

Convertible preferred stock	—	197,502

Total stockholder’s equity (deficit)	76,554	(204,318)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$90,592	$36,797

CONTACT:

Ceres, Inc.

Gary Koppenjan

(805) 375-7801

ir@ceres.net

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